Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

GAN Limited (“we”, or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), its ordinary shares, $0.01 par value per share, which are listed on the Nasdaq Capital Market under the symbol “GAN.”

The following description of our share capital summarizes certain provisions of our memorandum of association and our bye-laws. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our memorandum of association and bye-laws.

Our authorized share capital consists of $1.0 million divided into 100,000,000 ordinary shares, par value $0.01 per share. As of March 9, 2022, there were 42,250,743 ordinary shares outstanding. Pursuant to our bye-laws, subject to the requirements of any stock exchange on which our shares are listed and to any resolution of the shareholders to the contrary, our Board of Directors is authorized to issue any of our authorized but unissued shares.

Ordinary Shares

Holders of ordinary shares have no pre-emptive rights under the Bermuda Companies Act, or under the bye-laws. In addition, the ordinary shares have no right to redemption, conversion or sinking fund rights. Holders of ordinary shares are entitled to one vote per share on all matters submitted to a vote of holders of ordinary shares. Unless a different majority is required by Bermuda law or by our bye-laws, resolutions to be approved by holders of ordinary shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. In the event of our liquidation, dissolution or winding up, the holders of ordinary shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities.

Ownership Restrictions and Compliance with Gaming Laws

There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares (for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes The Nasdaq Capital Market).

Our bye-laws include certain provisions to ensure that we comply with applicable gaming laws affecting GAN Limited and our subsidiaries. GAN Limited is prohibited from carrying on any Gaming or Gaming Activities (as such terms are defined in our bye-laws) itself. Any person who owns or controls our ordinary shares consents to any background investigation that may be required by applicable gaming authorities, and may be required to provide information, respond to written inquires, and submit an application to any relevant gaming authorities with jurisdiction over the operations of the Company’s subsidiaries. Any person holding or controlling more than five percent (5%) or more of our ordinary shares has to notify of their position.

Any person found unsuitable by a gaming authority or our Board of Directors may not hold our ordinary shares. Our bye-laws provide, among other things, that our Board of Directors has the right to investigate and provide notice to a shareholder that they are unsuitable to hold our ordinary shares and must dispose of them. If the shareholder does not dispose of the ordinary shares voluntarily, the Board of Directors has the right to cause a forced sale of the ordinary shares held by an unsuitable person. The sale would be conducted by a third party agent designated by us and the shares of the unsuitable person may be sold to us or a third party in market or private transactions.

Dividends and Other Distributions

Under Bermuda law, a company may not declare or pay dividends, or make a distribution out of contributed surplus, if there are reasonable grounds for believing either that (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereby be less than its liabilities. Share premium accounts may be reduced in certain limited circumstances. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends and/or make distributions to U.S. residents who are holders of our ordinary shares.

Variation of Rights

Subject to the special rights for the time being attached to any class of shares, if at any time we have more than one class of issued shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (1) with the consent in writing of the holders of three-fourths in nominal value of the issued shares of that class; or (2) with the sanction of a resolution passed by the holders of a majority of not less than three-fourths in nominal value of shares as voted (in person or by proxy) at a separate general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons is present holding at least one-third in nominal value of the issued shares of the class (excluding any shares held as treasury shares).

Shareholder Meetings

Under our bye-laws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of Bermuda. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that shareholders be given at least twenty-one clear days’ notice in advance of an annual general meeting and fourteen clear days’ notice in advance of a special general meeting. Bermuda law provides that a special general meeting of shareholders may be called by the Board of Directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Our bye-laws provide that the Board of Directors may convene a special general meeting whenever in their judgment such meeting is necessary and that the Board of Directors must call a special general meeting upon the request of shareholders holding not less than 10% of the paid-up capital of the Company carrying the right to vote at a general meeting.

Anti-Takeover Provisions

The following is a summary of the provisions of our bye-laws that may be deemed to have an anti-takeover effect:

Election and Removal of Directors

Our bye-laws do not permit cumulative voting in the election of directors. Our bye-laws require shareholders wishing to propose a person for election as a director (other than persons proposed by our Board of Directors) to give advance written notice of nominations for the election of directors. Our bye-laws also provide that our directors may be removed only upon the affirmative vote of the holders of a majority of the ordinary shares voted in person or by proxy at a duly authorized meeting of shareholders called for that purpose, provided that notice of such meeting is served on such director at least 14 days before the meeting and at such meeting the director shall be entitled to be heard on the motion for such removal. These provisions may discourage, delay or prevent the removal of our incumbent directors. Our bye-laws also provide for the election of directors to be staggered into three classes, of equal number or as close in number as reasonably possible. Each class of directors are elected for a three-year term until their successors are appointed or they are re-elected at the corresponding annual general meeting.

Limited Actions by Shareholders

Subject to certain rights set out in the Bermuda Companies Act, our bye-laws provide that shareholders are required to give advance notice to us of any business to be introduced by a shareholder at any annual general meeting. The advance notice provisions provide that, for business to be properly introduced by a shareholder when such business is not specified in the notice of meeting or brought by or at the direction of our Board of Directors, the shareholder must have given our secretary notice not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual general meeting of the shareholders. In the event the annual general meeting is called for a date that is not within 30 days before or after such anniversary date, the shareholder must give our secretary notice not later than 10 days following the earlier of the date on which notice of the annual general meeting was given to the shareholders or the date on which public disclosure of the annual general meeting was made. The chairman of the meeting may, if the facts warrant, determine and declare that any business was not properly brought before such meeting and such business will not be transacted.

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Registrar, Transfer Agent and Securities Depository

A register of holders of the ordinary shares is maintained by Walkers Corporate (Bermuda) Limited in Bermuda, and Continental Stock Transfer and Trust Company serves as the transfer agent and registrar and maintains a branch register of holders of our ordinary shares.

The Depository Trust Company (“DTC”), New York, NY, acts as securities depository for our ordinary shares.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends and/or distributions to United States residents who are holders of our ordinary shares.

The Bermuda Monetary Authority has given its general permission for exchange control purposes for the issue and free transferability of all of our ordinary shares to and between persons resident and non-resident of Bermuda, provided our shares remain listed on an appointed stock exchange, which includes The Nasdaq Capital Market. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus.

In accordance with Bermuda law, our ordinary shares may be issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), registration may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, with respect to any trust, we are not bound to investigate or see to the execution of any such trust, and we will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

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